Exhibit 99.1

IR Contacts:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com

Brian Bronson
Chief Accounting Officer and Treasurer
RadiSys Corporation
1-503-615-1281
brian.bronson@radisys.com

RADISYS ELECTS FORMER IBM EXEC LORENE K. STEFFES
TO ITS BOARD OF DIRECTORS

     HILLSBORO, Oreg. – January 25, 2005 - RadiSys Corporation (Nasdaq: RSYS), a leading global provider of advanced embedded systems, today announced Lorene K. Steffes has been elected to the company’s board of directors, effective January 24, 2005. Steffes is an independent business advisor and currently a director on the board of PNC Financial Services Corporation and PNC Bank, NA. She has also served as a trustee on the Carlow College Board of Trustees, a member of the Pittsburgh Technology Council Board, and on the Pennsylvania Workforce Investment Board, among others.

     An industry veteran with 24 years experience in the telecommunications and information technology sectors, Steffes has held executive positions in a number of leading technology companies including IBM, Ameritech and AT&T. As vice president and general manager at IBM she headed the company’s multi-billion dollar, global electronics industry business and was credited with growing the solutions business in Asia across the telecommunications, media and entertainment, and energy and utilities industries. She was also president and CEO at Transarc Corporation, a software development company that achieved impressive growth under her direction. Steffes received a BS in mathematics and an MS in computer science from Northern Illinois University.

     “We are delighted to have Lorene Steffes join our board of directors,” said Scott Grout, RadiSys President and CEO. “Her international executive experience combined with her insights into software-rich, turnkey solutions will be valuable to RadiSys’ expanding position as a leading global provider of modular platforms for equipment makers.”

About RadiSys

     RadiSys (Nasdaq: RSYS) is the leading provider of advanced embedded solutions for the commercial, enterprise, and service provider systems markets. Through intimate customer collaboration and combining innovative technologies and industry leading architecture, RadiSys helps OEMs bring better products to market faster and more economically. RadiSys products include embedded boards, platforms and systems, which are used in today’s complex computing, processing and network intensive applications.

     RadiSys is a registered trademark of RadiSys Corporation. All other products are trademarks or registered trademarks of their respective companies.

     For more information, contact RadiSys at info@radisys.com or http://www.radisys.com or call 800-950-0044 or 503-615-1100. For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220.